STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF TRUST
OF
LYONS FUNDS

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the under signed Trust executed the following Certificate of Amendment:

Name of Statutory Trust is: Lyons Funds

The Certificate of Amendment to the Certificate of Trust is hereby amended by deleting and replacing Article 2 in its entirety, renumber Article 3 to Article 4 and to insert a new Article 3. The articles are hereby amended as follows:

2. The name and address of the Registered Agent in the State of Delaware is: The Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801

3. The Statutory Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

4. The Certificate of Trust shall be effective upon the date of filing by the Delaware Secretary of State.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 21st day of February, 2014.